Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Elemental Royalty Corporation (the "Company") of our report dated March 23, 2026 relating to the consolidated financial statements, which is filed as Exhibit 99.2 to the Company's Annual Report on Form 40-F for the year ended December 31, 2025.

We also consent to the reference to us under the heading "Interests of Experts" in the Annual Information Form for the year ended December 31, 2025, which is filed as Exhibit 99.1 to the Form 40-F which is incorporated by reference in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada

June 5, 2026